Exhibit 10.2

January 10, 2023

Christopher Oddleifson

Re: Succession and Consulting Services

Dear Chris:

The Board of Directors (the “Board”) of Independent Bank Corp. (the “Company”) has determined that it is in the best interests of the Company and its shareholders to set forth the details of your continued service in connection with the announcement of the Company’s succession plan, including your voluntary change in status from President and Chief Executive Officer (“CEO”) of the Company and CEO of Rockland Trust Company (the “Bank”) to Executive Advisor (“Executive Advisor”) of the Company and the Bank in early 2023, voluntary retirement from active employment effective as of July 8, 2023 (the “Retirement Date”), and continued service thereafter as a consultant to the Company. This letter (this “Letter”) sets forth the arrangements between you (hereinafter referred to as “you” and “your”) and the Company with respect to such succession plan, including certain changes to your Employment Agreement to reflect your positions and duties as Executive Advisor during the Transition Period (in each case as defined below). The Company and you are collectively referred to herein as the “parties.”

The Board appreciates your willingness and commitment to continuing to provide your dedicated service, support and expertise to the Company to ensure a seamless transition.

Employment Through the Retirement Date

Position, Duties and Responsibilities and Reporting During the Employment Period.

You will continue in your current role as President and CEO of the Company and CEO of the Bank through the date immediately preceding the date on which the Company’s successor CEO commences employment with the Company (the date of such commencement, the “Succession Date”), with the period from the date hereof through the date immediately preceding the Succession Date referred to herein as the “CEO Period.” Effective as of the Succession Date, you will be deemed to have resigned from your roles as President and CEO of the Company, CEO of the Bank, and from any and all committees or other officer positions of the Company and the Bank (other than as Executive Advisor and a member of each of the Board and the Board of Directors of the Bank). You agree to execute such documents and take such other actions as the Company or the Bank may reasonably require to reflect such resignations. You will assume the role of Executive Advisor of the Company and the Bank while remaining an employee during the period commencing on the Succession Date and ending on the Retirement Date, with such period referred to herein as the “Transition Period,” and, together with the CEO Period, referred to herein as the “Employment Period.” As you have previously communicated to the Company, you will not stand for reelection as a member of the Board or the Board of Directors of the Bank when your current terms expire at the Company’s 2023 annual shareholder meeting. In any event, to the extent that the Retirement Date occurs prior to the expiration of your current terms on the Board or the Board of Directors of the Bank, on the Retirement Date, you will be deemed to have resigned as a member of each of the Board and the Board of Directors of the Bank and from any and all committees of such boards, and you agree to execute such documents and take such other actions as the Company or the Bank may reasonably require to reflect such resignations.

During the Employment Period, the terms of your employment with the Company and the Bank will continue to be governed by the Second Amended and Restated Employment Agreement, dated as of November 20, 2008, by and among the Company, the Bank and you (your “Employment Agreement”), except as otherwise provided herein with respect to your positions and duties during the Transition Period. Your Employment Agreement will terminate upon the last day in the Employment Period, except that you expressly acknowledge that Section 6 (Confidentiality; Non-Competition; and Non-Solicitation) thereof will survive and continue to apply in accordance with its existing terms.

During the Transition Period, you will have the duties and responsibilities commensurate with the position of Executive Advisor, including (a) providing advice, guidance and assistance to the CEO; (b) contributing to the Company’s strategic and operational plans and the business initiatives of the Company on an advisory basis only; (c) assisting with the maintenance and development of community, customer and business relations; (d) leveraging your relationships, stature and experience to develop, strengthen and grow business relationships and opportunities; (e) continuing to be involved with industry programs and events as mutually agreed to by the parties from time to time; and (f) carrying out such other duties commensurate with your position and status as may be reasonably requested by the Board from time to time (collectively, the “Transition Services”). During the Transition Period, the Transition Services may be performed at such locations as you reasonably deem appropriate, subject to your being present at such meetings and events of the Company as may be reasonably necessary to perform such Transition Services.

During the Transition Period, you will report solely and directly to the Board.

Compensation During the Employment Period.

During the Employment Period, you will continue to receive compensation and employee benefits on the same basis as in effect on the date hereof, subject to the details set forth below and the terms of the Company’s benefit plans as in effect from time to time.

During the Employment Period, you will receive a base salary at the same rate as in effect on the date hereof. With respect to the Company’s 2022 performance year, your annual cash incentive compensation will be determined by the Compensation Committee of the Board (the “Compensation Committee”) based on the Company’s actual performance in accordance with the terms of the Executive Incentive Plan Scorecard. Subject to your continued services through the Retirement Date, your then outstanding restricted stock awards will be treated in accordance with the terms of the applicable award agreements applicable upon retirement, in each case as set forth on Schedule A hereto. You will not be entitled to an annual cash incentive award in respect of the Company’s 2023 performance year or granted equity awards in 2023 or with respect to your service in 2023.

During the Employment Period, you will continue to be eligible to participate in the employee benefit plans and programs of the Company on terms no less favorable than as apply to other senior executives of the Company, as in effect from time to time. You will remain subject to all other policies of the Company, including expense reimbursement, on the same basis as applies to other senior executives of the Company, as in effect from time to time.

The Company may withhold from any amounts payable under this Letter in respect of your services as an employee, such Federal, state, local or foreign taxes as will be required to be withheld pursuant to any applicable law or regulation.

Upon your retirement from employment with the Company and the Bank on the Retirement Date, you agree to execute a release of claims in favor of the Company and its affiliates substantially consistent with the form attached hereto as Schedule B, in consideration of the compensation and benefits through the Transition Period, including the retirement treatment applicable to your restricted stock awards as set forth on Schedule A (which you agree is an accurate and complete representation of your entitlements in respect of all Independent equity awards granted to you), and the compensation that will be provided to you during the Consultant Period (as described below). In addition, you agree and acknowledge that the one-year periods with respect to the non-competition and non-solicitation covenants set forth in Sections 6(c) and 6(d) of your Employment Agreement will commence on the Retirement Date and apply until July 8, 2024, and such covenants will continue in full force and effect following your Retirement Date in accordance with their terms.

Consulting Services during the Consultant Period

Duties and Responsibilities and Reporting During the Consultant Period.

Following the Retirement Date, you agree to serve as a consultant to the Company for the period commencing on the day after the Retirement Date (July 9, 2023) and ending on December 31, 2023 (the “Consultant Period”). During the Consultant Period, your duties and responsibilities will include: (a) providing advice and counsel regarding all aspects of the Company’s business to the CEO; (b) assisting with special projects as reasonably requested by the Board or the CEO on an advisory basis only; (c) assisting with the maintenance and development of community, customer and business relations; and (d) such other matters commensurate with your experience and status as may be mutually agreed between the Board and you from time to time. The services during the Consultant Period may be performed at such locations as you reasonably deem appropriate, subject to your being present at such meetings and events of the Company as may be necessary to perform such services.

Remuneration During the Consultant Period.

For the Consultant Period, in consideration of your consulting services and the release of claims contemplated above, you will receive a consulting fee in the aggregate amount of $1,250,000 (the “Consulting Fee”), to be paid in installments in accordance with the Company’s regular payroll practice. Business expense reimbursement will be provided on the same basis as applies to the executive officers of the Company as in effect from time to time.

Either the Company or you may terminate your services as a consultant hereunder by providing the other party with thirty (30) days’ advance written notice of such termination (subject to any applicable notice and cure provisions set forth below). Upon such a termination for any reason, you will have no further obligation to provide any services and the Company will pay to you any earned but unpaid Consulting Fee in respect of the period prior to the date of termination, as well as any unreimbursed business expenses (the “Accrued Obligations”), which payments will be made within thirty (30) days following the date of termination (or, in the case of unreimbursed business expenses, within thirty (30) days following the date of submission of the reimbursement request). If the Company terminates your services during the Consultant Period without Cause, or if you terminate your services during the Consultant Period due to the Company’s material breach of this Letter (which, if curable, remains uncured for a period of twenty (20) days after the Company’s receipt of written notice of such breach from you), then the Company will continue to pay to you the Consulting Fee as if such termination had not occurred.

For purposes of this letter, “Cause” means (i) your material breach of any provision in this Letter, provided that, if the breach is curable, it shall constitute Cause only if it continues uncured for a period of twenty (20) days after your receipt of written notice of such breach from the Company or (ii) your commission of fraud, embezzlement, theft, or a crime constituting moral turpitude, whether or not involving the Company, which renders your continued services harmful to the Company.

Status as an Independent Contractor; Separation from Service.

While serving as a consultant, you will be considered an independent contractor, not an employee, and the Company will not exercise general supervision or control over the manner in which you provide the consulting services hereunder. As an independent contractor, you will be solely responsible for all applicable taxes related to your remuneration as a consultant, and, as such, no taxes will be withheld from your compensation as a consultant during the Consultant Period. It is intended that on the Retirement Date, your cessation of employment will constitute a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and, as such, not more than twenty percent (20%) of your business time will be spent providing services as a consultant.

On the Retirement Date, your participation in the Company’s benefit plans and programs as an active employee will cease. Any rights you may have to accrued benefits under any Company plans or arrangements will continue in full force and effect in accordance with their terms.

Disputes

Section 7 (Disputes) of your Employment Agreement is incorporated herein by reference, mutatis mutandis, and will apply to your service hereunder during the Consultant Period.

Indemnification

Section 8 (Indemnification) of your Employment Agreement is incorporated herein by reference, mutatis mutandis, and will apply to your service hereunder during the Consultant Period.

Section 409A

It is the intent of the parties that any amounts payable under this Letter will be exempt from or otherwise comply with the provisions of Section 409A of the Code, and each payment under this Letter will be treated as a separate payment for purposes of Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of payment. The parties intend that the terms and provisions of this Letter will be interpreted and applied in a manner that satisfies the requirements and exemptions of Section 409A of the Code and, to the maximum extent permitted, this Letter will be interpreted so as to comply with Section 409A of the Code. With respect to any provision of this Letter that provides for reimbursement of costs and expenses or in-kind benefits, the right to reimbursement or benefits may not be exchanged for any other benefit, and the amount of expenses eligible for reimbursement (or in-kind benefits paid) in one year will not affect amounts reimbursable or provided as in-kind benefits in any subsequent year. All expense reimbursements paid pursuant to this Letter that are taxable income to you will in no event be paid later than the end of the calendar year next following the year in which you incur the expense.

Miscellaneous

Arm’s Length Negotiations; Representation By Counsel. The parties to this Letter agree that this Letter has been negotiated by each in an arm’s length transaction. You acknowledge that you have had the opportunity to be represented by legal counsel in connection with this Letter, and that the Company has advised you that you have the right to consult with, legal counsel in connection with this Letter.

Non-Assignability; Binding Agreement. Neither this Letter nor any right, duty, obligation or interest hereunder shall be assignable or delegable by you without the Company’s prior written consent; provided, however, that (a) nothing in this paragraph shall preclude you from designating any of your beneficiaries to receive any benefits payable hereunder upon your death or disability, or your executors, administrators, or other legal representatives, from assigning any rights hereunder to the person or persons entitled thereto, and (b) any successor to the Company pursuant to any merger or consolidation involving the Company, and any purchaser of all or substantially all the assets of the Company, shall succeed to the rights and assume the obligations of the Company under this Letter, and the Company covenants that it will not enter into or consummate any such transaction which does not make express provision for such succession and assumption. Subject to the foregoing, this Letter shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company, your heirs and the personal representatives of your estate.

Amendment; Waiver. This Letter may not be modified, amended or waived in any manner except by an instrument in writing signed by the parties hereto. The waiver by any party of compliance with any provision of this Letter by the other party shall not operate or be construed as a waiver of any provision of this Letter.

Governing Law. This Letter is to be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts. If, under such law, any portion of this Letter is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Letter, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion thereof.

Integration. This Letter, together with your Employment Agreement, shall constitute the entire understanding between the Company, the Bank and you regarding the subject matter of this Letter and cancels all prior written and oral agreements and understandings with respect to the subject matter of this Letter.

Counterparts. This Letter may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but such counterparts shall together constitute one and the same instrument.

Survival. Upon the expiration or other termination of this Letter, the respective rights and obligations of the parties hereto will survive such expiration or other termination to the extent necessary to carry out the intentions of the parties hereunder.

[Signature Page Follows]

To confirm the foregoing terms are acceptable to you, please execute and deliver a counterpart of this signature page, which will become a binding agreement upon our receipt.

Very truly yours,
INDEPENDENT BANK CORP.

By:	/s/ Maria Harris
Name:	Maria Harris
Title:	Chief Human Resources Officer

ACKNOWLEDGED AND AGREED:

/s/ Christopher Oddleifson
Christopher Oddleifson

SCHEDULE A

Restricted Stock Awards

Time-Based Restricted Stock Awards
Vesting Commencement Date	# of Shares Outstanding; Treatment
February 15, 2018	930 shares of time-based restricted stock, all of which will vest on February 15, 2023 subject to continued employment through such date
February 21, 2019	1780 shares of time-based restricted stock, 890 of which will vest on February 21, 2023 subject to continued employment through such date, 332 of which will vest on the Retirement Date subject to continued employment through such date and the remaining and the remaining 558 shares will be forfeited on the Retirement Date
February 27, 2020	2,670 shares of time-based restricted stock, 890 of which will vest on February 27, 2023 subject to continued employment through such date, 317 of which will vest on the Retirement Date subject to continued employment through such date and the remaining and the remaining 1,463 shares will be forfeited on the Retirement Date
February 18, 2021	3,880 shares of time-based restricted stock, 970 of which will vest on February 18, 2023 subject to continued employment through such date, 370 of which will vest on the Retirement Date subject to continued employment through such date and the remaining and the remaining 2,540 shares will be forfeited on the Retirement Date
February 17, 2022	5,050 shares of time-based restricted stock, 1,010 of which will vest on February 17, 2023 subject to continued employment through such date, 388 of which will vest on the Retirement Date subject to continued employment through such date and the remaining and the remaining 3,652 shares will be forfeited on the Retirement Date

Performance-Based Restricted Stock Awards
Performance Period	Treatment
January 1, 2020 – December 31, 2022
100% of the shares earned (determined based on Compensation Committee certification of performance) will vest in the first quarter of 2023, subject to continued employment through the Vesting Date (as defined in the applicable award agreement)

January 1, 2021 – December 31, 2023
83.84%* of the number of shares earned (determined based on Compensation Committee certification of performance) will vest in the first quarter of 2024, subject to continued employment through the Retirement Date, with any unvested shares forfeited
*Calculated by dividing the number of days elapsed in the performance period through the Retirement Date (i.e., 918) by the total number of days in the performance period (i.e., 1095).

January 1, 2022 – December 31, 2024
50.46%* of the number of shares earned (determined based on Compensation Committee certification of performance) will vest in the first quarter of 2025, subject to continued employment through the Retirement Date, with any unvested shares forfeited
*Calculated by dividing the number of days elapsed in the performance period through the Retirement Date (i.e., 553) by the total number of days in the performance period (i.e., 1096).

Schedule B

GENERAL RELEASE AGREEMENT

THIS GENERAL RELEASE AGREEMENT (this “Release”) is made as of the date set forth below, by and between Independent Bank Corp. and all of its subsidiaries and affiliates, including without limitation Rockland Trust Company (collectively, “Independent”), and Christopher Oddleifson (“Executive”) (collectively, the “Parties”). Capitalized terms used but not defined in this Release shall have the meanings ascribed to them in the Succession and Consulting Services Letter Agreement, dated as of January 10, 2023, by and between Independent Bank Corp. and Executive (the “Succession Letter”).

WHEREAS, Independent, in connection with its succession plan, and Executive entered into the Succession Letter, which set forth the arrangements between Independent and Executive with respect to such succession plan, including certain changes to Executive’s Employment Agreement to reflect Executive’s positions and duties as Executive Advisor during the Transition Period;

WHEREAS, Independent and Executive have mutually agreed, as set forth in the Succession Letter, that Executive will retire effective July 8, 2023 (the “Retirement Date”); and

WHEREAS, Executive’s receipt of the compensation and benefits through the Transition Period, including the retirement treatment applicable to Executive’s restricted stock awards as set forth on Schedule A of the Succession Letter, and the compensation that will be provided to Executive during the Consultant Period is conditioned upon Executive signing and not revoking this Release, which the Parties acknowledge is mutually agreeable.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed between the Parties as follows:

1. Release.

(a) In exchange for the good and valuable consideration set forth herein, the adequacy and sufficiency of which Executive expressly acknowledges, Executive agrees for himself, Executive’s heirs, administrators, representatives, executors, successors, and assigns (“Releasors”), to irrevocably and unconditionally release, waive, and forever discharge any and all manner of action, causes of action, claims, rights, promises, charges, suits, damages, debts, lawsuits, liabilities, rights, due controversies, charges, complaints, remedies, losses, demands, obligations, costs, expenses, fees (including, without limitation, attorneys’ fees), or any and all other liabilities or claims of whatsoever nature, whether arising in contract, tort, or any other theory of action, whether arising in law or in equity, whether known or unknown, choate or inchoate, matured or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, asserted or unasserted, including, but not limited to, any claim and/or claim of damages or other relief for tort, breach of contract, personal injury, negligence, age discrimination under The Age Discrimination in Employment Act of 1967 (as amended), employment discrimination prohibited by other federal, state, or local laws including sex, race, national origin, marital status, age, handicap, height, weight, or religious discrimination, and any other claims of unlawful employment practices or any other unlawful criterion or circumstance which Executive and Releasors had, now have, or may have in the future against each or any of Independent Bank Corp., Rockland Trust Company, their parents, divisions, affiliates and related companies or entities, regardless of its or their form of business organization (the “Company Entities”), any predecessors, successors, joint ventures, and parents of any Company Entity, and any and all of their respective past or present directors, officers, shareholders, partners, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representative and fiduciaries, successors and assigns including without limitation all persons acting by, through, under, or in concert with any of them arising out of or relating to Executive’s employment relationship with Independent Bank Corp., Rockland Trust Company, their predecessors, successors or affiliates and the termination thereof. Notwithstanding the foregoing, Executive does not waive rights or claims related to (i) payments and benefits set forth in the Succession Letter, including the treatment of restricted stock awards as set forth on Schedule A thereto, which Executive agrees is an accurate and complete representation of the entitlements payable to Executive under the Succession Letter and the applicable award agreements in respect of all Independent equity awards granted to Executive; (ii) unpaid base salary through the date of this Release; (iii) unpaid expense reimbursements for authorized business expenses incurred before the date of this Release; (iv) any rights under pension plans or other benefit or deferred compensation plans that, in each case, by their terms are to be performed after the date of this Release by Independent or Executive; or (v) rights of indemnification (and advancement of expenses) under Independent’s Restated Articles of Organization or Amended and Restated By-Laws, as applicable, or any indemnification agreement entered into between Executive and Independent, or any other agreement or rights applicable to Executive to directors and officers insurance coverage. In addition, this Release does not affect Executive’s right to cooperate in an investigation by the Equal Employment Opportunity Commission or to seek or obtain a whistleblower award from the SEC under Section 21F of the Securities Exchange Act. Executive understands that Executive does not waive rights or claims that may arise after the date of this Release.

(b) Executive acknowledges that Executive has read this Release carefully and understands all of its terms.

(c) Executive understands and agrees that Executive has been advised to consult with an attorney prior to executing this Release.

(d) Executive understands that Executive is entitled to consider this Release for at least twenty-one (21) days before signing this Release. However, after due deliberation, Executive may elect to sign this Release without availing himself of the opportunity to consider its provisions for at least twenty-one (21) days. Executive hereby acknowledges that any decision to shorten the time for considering this Release prior to signing it is knowing and voluntary, and such decision is not induced by or through fraud, misrepresentation, or a threat to withdraw or alter the provisions set forth in this Release in the event Executive elected to consider this Release for at least twenty-one (21) days prior to signing this Release.

(e) Executive understands that Executive may revoke this Release as it relates to any potential claim that could be brought or filed under the Age Discrimination in Employment Act 29 U.S.C. §§ 621-634, within seven (7) days after the date on which Executive signs this Release, and that this Release as it relates to such a claim does not become effective until the expiration of the seven (7)-day period. In the event that Executive wishes to revoke this Release within the seven (7)-day period, Executive understands that Executive must provide such revocation in writing to Independent using one of the methods set forth in Section 3 below. To be effective, such revocation must be received by Independent no later than 5:00 p.m. on the seventh (7th) calendar day following Executive signing this Release.

(f) In agreeing to sign this Release, Executive is doing so voluntarily and agrees that Executive has not relied on any oral statements or explanations made by Independent or their representatives.

(g) This Release shall not be construed as an admission of wrongdoing by either Executive or Independent.

2. Continuing Obligations. Executive will continue to be bound by the covenants set forth in the Employment Agreement (including without limitation Section 6 thereof). In addition, by signing this Release, Executive resigns from all positions with Independent or any affiliate, including but not limited to, membership on boards of directors.

3. Notices. Every notice relating to this Release shall be in writing and if given by mail shall be given by registered or certified mail with return receipt requested. All notices to Independent shall be delivered to Maria Harris, Chief Human Resources Officer, 288 Union Street, Rockland, MA 02370 or Maria.Harris@rocklandtrust.com. All notices by Independent to Executive shall be delivered to Executive personally or addressed to Executive at Executive’s last residence address as then contained in Independent’s records or such other physical or email address as Executive may designate by informing Maria Harris. Either party by notice to the other may designate a different address to which notices shall be addressed. Any notice given by Independent to Executive at Executive’s last designated address shall be effective to bind any other person who shall acquire rights hereunder.

4. Governing Law. To the extent not preempted by Federal law, this Release shall be governed by and construed in accordance with the governing law set forth in the Succession Letter, without giving effect to conflicts of laws.

5. Counterparts and Electronic Signatures. This Release may be executed in two (2) or more counterparts, all of which when taken together shall be considered one (1), and the same Release shall become effective when the counterparts have been signed by each party and delivered to the other party; it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile, electronic, or scanned transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

6. Entire Agreement. This Release, together with the Succession Letter and any other agreements between Executive and Independent regarding non-competition, non-disclosure of confidential information, non-solicitation of customers and/or employees (including without limitation Section 6 of the Employment Agreement), which shall remain in full force and effect in accordance with their terms, contains the entire understanding of the Parties with respect to the subject matter hereof and together supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the Parties acknowledge have been merged into this Release.

IN WITNESS WHEREOF, the Parties hereto have executed this Release as of the day and year signed by Executive and delivered to Independent, as set forth below.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THE FOREGOING GENERAL RELEASE AGREEMENT, FULLY UNDERSTAND IT AND HAVE VOLUNTARILY SIGNED THIS AGREEMENT ON THE DATE INDICATED, SIGNIFYING THEREBY THEIR ASSENT TO, AND WILLINGNESS TO BE BOUND BY, ITS TERMS.

EXECUTIVE	INDEPENDENT BANK CORP.

Date:	Name: Title:
Date:_____________________________ Name:_____________________________
Title:______________________________